                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  December 31, 1998



                           CABLE TV FUND 12-C, LTD.
                           ------------------------
            (Exact name of registrant as specified in its charter)




      Colorado                     0-13964                84-0970000
      --------                     -------                -----------
(State of Organization)     (Commission File No.)        (IRS Employer
                                                       Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309            (303) 792-3111
---------------------------------------------            --------------
(Address of principal executive office and Zip Code      (Registrant's
                                                          telephone no.
                                                       including area code)

Item 2.      Disposition of Assets

          On December 31, 1998, Cable TV Fund 12-BCD Venture (the "Venture"), a venture comprised of Cable TV Fund 12-C, Ltd. (the "Partnership"), Cable TV Fund 12-B, Ltd. ("Fund 12-B") and Cable TV Fund 12-D, Ltd. ("Fund 12-D"), Colorado limited partnerships, sold the cable television system serving areas in and around the communities of Palmdale and Lancaster, California (the "Palmdale System") to Jones Communications of California, Inc., an indirect subsidiary of Jones Intercable, Inc., the general partner of the Partnership, Fund 12-B and Fund 12-D (the "General Partner") for a sales price of $138,205,200, subject to customary closing adjustments. The sales price represents the average of three separate independent appraisals of the fair market value of the Palmdale System. The sale was approved by the holders of a majority of the limited partnership interests of the Partnership, Fund 12-B and Fund 12-D.

          On December 24, 1998, City Partnership Co. ("Plaintiff"), a limited partner of both the Partnership and Fund 12-D, filed a class action complaint in the District Court, Arapahoe County, State of Colorado (Case No. 98-CV-4493) naming Jones Intercable, Inc. as defendant. Plaintiff, on its behalf and on behalf of all other persons who are limited partners of the Partnership, Fund 12-B and Fund 12-D, is challenging the terms of sale of the Palmdale System to an affiliate of the General Partner. The General Partner is in the process of evaluating the complaint and will file a response by February 10, 1999.

          From the proceeds of the Palmdale System's sale, the Venture settled working capital adjustments, repaid all of its remaining indebtedness, which totaled $50,940,343, retained $1,000,000 to cover expenses in connection with pending litigation challenging the Venture's sale of its Tampa, Florida cable television system (the "Tampa Litigation"), $1,500,000 to cover expenses in connection with the above-described class action lawsuit challenging the Venture's sale of its Palmdale System (the "Palmdale Litigation"), and then the Venture distributed the remaining sale proceeds of $89,101,000 to the Partnership, Fund 12-B and Fund 12-D in proportion to their ownership interests in the Venture. The Partnership received approximately $13,612,649, or 15 percent of the $89,101,000 distribution, which the Partnership will distribute before the end of January 1999 to its partners of record as of December 31, 1998. Because the limited partners will have already received distributions in an amount in excess of the capital initially contributed to the Partnership by the limited partners, the net proceeds from the Palmdale System's sale will be distributed 75 percent to the limited partners ($10,209,487) and 25 percent to the General Partner ($3,403,162). Limited partners will receive $214.50 for each $500 limited partnership interest, or $429 for each $1,000 invested in the Partnership, from the Partnership's portion of the net proceeds of the Palmdale System's sale.

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          Taking into account all distributions from the sale of the
Partnership's and the Venture's cable television systems, the limited partners of the Partnership now have received $769 for each $500 limited partnership interest, or $1,538 for each $1,000 invested in the Partnership.

          Although the sale of the Palmdale System represented the sale of the remaining cable television system of the Venture and thus the only remaining asset of the Partnership, the Venture and the Partnership will not be dissolved until the Tampa Litigation and the Palmdale Litigation are finally resolved and terminated. Because transferees of limited partnership interests following the record date for the distribution of the Palmdale system's sale proceeds (December 31, 1998) would not be entitled to any distributions from the Partnership, a transfer of limited partnership interests following such record date would have no economic value. The General Partner therefore has determined that, pursuant to the authority granted to it by the Partnership's limited partnership agreement, the General Partner will approve no transfers of limited partnership interests beyond December 31, 1998.

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Item 7.  Financial Statements and Exhibits
         ---------------------------------

       a.      Historical financial statements.
               Not applicable.

       b.      Pro forma financial statements.

               A description of the pro forma financial information of Cable TV Fund 12-C Ltd. reflecting the disposition of the Palmdale System is attached.

       c.      Exhibits.

               2.1 Purchase and Sale Agreement dated as of March 10, 1998 between Cable TV Fund 12-BCD Venture and Jones Intercable, Inc. is incorporated by reference from the Preliminary Proxy Statement of Cable TV Fund 12-C, Ltd. (Commission File No. 0-13964) filed with the Securities and Exchange Commission on August 7, 1998.

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

                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CABLE TV FUND 12-C, LTD.,
                              a Colorado limited partnership

                              By:  Jones Intercable, Inc.
                                   General Partner


Dated:  January 14, 1999      By:  /s/ Elizabeth M. Steele
                                   -----------------------
                                   Elizabeth M. Steele
                                   Vice President, General Counsel
                                   and Secretary



(39971)

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

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                            CABLE TV FUND 12-C LTD.



          The Partnership's only asset is its 15 percent interest in the Venture. As a result of the sale of the Palmdale System, the only remaining asset of the Venture is $2,500,000 retained in connection with expenses in connection with the pending Tampa Litigation and the recent Palmdale Litigation. As a result, unaudited pro forma financial information is not presented. The Venture and the Partnership will continue in existence until the Tampa Litigation and the Palmdale Litigation have been finally resolved and terminated.

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